EXHIBIT 10.1

MONACO COACH CORPORATION

1993 STOCK PLAN

RESTRICTED STOCK UNIT

AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is effective as of (Date) (the “Date of Grant”), between MONACO COACH CORPORATION (hereinafter called the “Company”) and (NAME) (hereinafter called the “Participant”).  Unless otherwise defined herein, the terms defined in the amended and restated 1993 Stock Plan (the “Plan”) will have the same defined meanings in this Agreement.

1.             Award Grant.  The Company hereby awards to Participant (  #  ) Restricted Stock Units under the Plan.  Each Restricted Stock Unit represents a value equal to the Fair Market of a Share on the date that it vests.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.             Obligation to Pay.  Subject to any acceleration provisions set forth herein or in the Plan, one hundred percent (100%) of the Restricted Stock Units will vest on the third anniversary of the Date of Grant, subject to Participant continuing to be a Director through such date.  Notwithstanding the foregoing vesting schedule, in the event Participant ceases to be a Director as the result of Participant’s Death, Disability or Retirement, 100% of the Restricted Stock Units will immediately vest in full.  In addition, if on or following a Change of Control Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then 100% of the Restricted Stock Units will immediately vest in full.

For purposes of this Section 2, Participant will be considered to have ceased to be a Director as a result of his or her “Retirement” if Participant has provided five (5) or more years of continual service as a Director through the date of such termination.

3.             Payment after Vesting.  Any Restricted Stock Units that vest in accordance with Section 2 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 8.  Notwithstanding the foregoing sentence, to the extent necessary to avoid the imposition of any additional tax or income recognition under Section 409A of the Code prior to or upon the actual payment of Shares pursuant to this Award of Restricted Stock Units, any Restricted Stock Units that vest in accordance with Section 2 will be paid to Participant (or in the event of Participant’s death, to his or her estate) no earlier than six (6) months and one (1) day following the date of Participant’s termination of employment with the Company (or any Affiliate), subject to Section 8.  The Participant will not be required to make any additional monetary payment (other than applicable tax withholding, if any) upon settlement of the Award.

4.             Payments after Death.  Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.             Rights as Stockholder.  Except as set forth in Section 4, neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

6.             Dividend Equivalent Rights.  In the event cash dividends are paid with respect to Common Stock on and after the Date of Grant and before the settlement of the Award pursuant to Section 3, on the date this Award is settled upon vesting of Restricted Stock Units pursuant to Section 3, Participant will also receive an amount of cash equal to the per Share amount of cash dividends so paid on or after the Date of Grant and before settlement multiplied by the number of Shares actually deliverable upon settlement of this Award.

7.             Effect on Employment.  Participant acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 2 hereof is earned only by Participant continuing to be an Employee through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder).  Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be an Employee for the vesting period, for any period, or at all, and will not interfere with the Participant’s right or the right of the Company (or the Affiliate employing Participant) to terminate Participant as an Employee at any time, with or without cause.

8.             Tax Withholding.  Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Participant and no cash will be paid pursuant to Section 6, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable and/or cash to be paid.  All income, employment and other taxes related to this Restricted Stock Unit Award and any Shares or cash delivered in payment thereof are the sole responsibility of Participant.  Any cash payments to be made pursuant to Section 6 hereof will be reduced to satisfy any applicable tax withholding requirements with respect to such amounts.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation with respect to Shares issuable hereunder, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount  required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  The Company, in its sole discretion, may use any cash amounts that are to be paid pursuant to Section 6 to satisfy any tax withholding otherwise due with respect to the issuance of Shares pursuant to this Restricted Stock Unit Award.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 2, Participant will permanently forfeit such Restricted Stock Units and the right to receive any Shares with respect thereto and such Restricted Stock Units will be returned to the Company at no cost to the Company.

9.                     Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

10.                  Restrictions on Sale of Securities.  Subject to Section 9, the Shares issued as payment for vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt.  However, Participant’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

11.                  Successors.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.                  Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of it Secretary at Monaco Coach Corporation, 91320 Coburg Industrial Way, Coburg, Oregon 97408, or at such other address as the Company may hereafter designate in writing.

13.                  Transferability.  Except to the limited extent provided in Section 4, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14.                  Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

15.           Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.                  Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.                  Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.                  Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.           Entire Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

20.           Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this Award of Restricted Stock Units.

21.                  Amendment, Suspension or Termination of the Plan.  By accepting this Award, the Participant expressly warrants that he or she has received a right to acquire Shares under the Plan, and has received, read and understood a description of the Plan.  The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

22.                  Governing Law.  This Agreement shall be governed by the laws of the State of Oregon, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the courts of Lane County, Oregon, or the federal courts for the United States located in or around Lane County, Oregon, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year indicated above.

MONACO COACH CORPORATION

By:
Chairman and Chief Executive Officer

ACCEPTED:
Participant

PRINT NAME:

DATE: